CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-1A of our report dated May 10, 2002, relating to the financial statements and financial highlights of the New York Equity Fund, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial Statements", "Auditors" and "Financial Highlights" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP

New York, New York
July 25, 2002